FUND MANAGEMENT AGREEMENT

         FUND MANAGEMENT AGREEMENT dated___________, 1998 between LAMCO Trust I (the "Trust"), a Massachusetts business trust and an open-end investment company registered under the Investment Company Act of 1940 (the "Investment Company Act"), on behalf of Liberty All-Star Growth and Income Fund (the "Fund"), a series of the Trust, and Liberty Asset Management Company, a corporation organized under the laws of the State of Delaware (the "Manager").

         WHEREAS, the Trust on behalf of the Fund desires to employ the Manager to provide investment management services as described herein in accordance with the Fund's investment objective and policies as stated in the Trust's Registration Statement, as from time to time in effect, under the Investment Company Act, as the same may from time to time be amended.

         WHEREAS the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and desires to provide services to the Fund in consideration of and on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, the Trust on behalf of the Fund and the Manager agree as follows:

         1. Employment of the Manager. The Trust on behalf of the Fund hereby employs the Manager to manage the investment and reinvestment of the Fund's assets as set forth in Section 2 below, all subject to the direction of the Board of Trustees of the Trust, for the period, in the manner, and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

         2. Obligation of and Services to be Provided by the Manager.

         (1) The Manager shall have overall supervisory responsibility for the general management and investment of the Fund's assets, subject to and in accordance with the investment objectives and policies of the Fund and any directions which the Board of Trustees of the Trust may issue to the Manager from time to time.

         (2) The Manager shall provide overall investment programs and strategies with respect to the Fund's assets, shall revise such programs as necessary and shall monitor and report periodically to the Board of Trustees of the Trust concerning the implementation of the programs.

         (3) The Trust on behalf of the Fund intends to appoint one or more persons or companies ("Portfolio Managers"), each such Portfolio Manager to have full investment discretion and to make all determinations with respect to the investment and reinvestment of the portion of the Fund's assets assigned to that Portfolio Manager by the Manager from time to time and the purchase and sale of portfolio securities with those assets, all within the Fund's investment

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objectives, policies and restrictions, and the Trust on behalf of the Fund will take such steps as may be necessary to implement such appointments. The Manager shall not be responsible or liable for the investment merits of any decision by a Portfolio Manager to purchase, hold or sell a security for the portfolio of the Fund. The Manager shall advise the Board of Trustees of the Trust which Portfolio Managers the Manager believes are best suited to invest the Fund's assets; shall monitor and evaluate the investment performance of each Portfolio Manager employed by the Trust on behalf of the Fund; shall allocate and reallocate from time to time, in its discretion, the portion of the Fund's assets to be managed by each Portfolio Manager; shall recommend changes of or additional Portfolio Managers when appropriate; and shall coordinate the investment activities of the Portfolio Managers to ensure compliance with the Fund's investment policies and restrictions and applicable laws, including the Investment Company Act and the Internal Revenue Code of 1986, as amended.

         (4) The Manager shall render regular reports to the Trust, at regular meetings of the Board of Trustees, of, among other things, the decisions which it has made with respect to the allocation of the Fund's assets among Portfolio Managers.

         (5) The Manager will permit individuals who are officers or employees of the Manager to serve (if duly elected or appointed) as officers, Trustees, members of any committee of the Trustees, members of any advisory board, or members of any other committee of the Trust, without remuneration or other cost to the Trust.

         3.  Allocation of Expenses.

         (1) Expenses paid by the Manager. The Manager shall at its own expense furnish or provide and pay the cost of such office space, office equipment, personnel and office services as the Manager requires for the performance of the services to be provided by it hereunder. The Manager shall not be obligated to bear any other expenses incidental to the operations or business of the Trust or the Fund, and the payment or assumption by the Manager of any expense of the Trust or the Fund that the Manager is not required by this Agreement to pay or assume shall not obligate the Manager to pay or assume the same or any similar expense on any subsequent occasion.

         (2) Expenses paid by the Trust. The Trust shall pay all expenses incurred in the operation of the Trust including, among other things, expenses for legal, auditing and administrative services, costs of printing proxies, stock certificates and shareholder reports, fees and charges of the custodian, any sub-custodian and transfer agent, Securities and Exchange Commission fees, fees and expenses of Trustees of the Trusts who are not "affiliated persons" (as defined in the Investment Company Act) of the Manager, any Portfolio Manager or other investment adviser of the Trust, or any of their affiliated persons, accounting and pricing costs, membership fees in trade associations, insurance, interest, brokerage costs, taxes, stock exchange listing fees and expenses, expenses of qualifying the Trust's shares for sale in various states, litigation and other extraordinary or nonrecurring expenses, and other expenses properly payable by the Trust.

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         4. Activities and Affiliates of the Manager.

         A. The services of the Manager to the Trust hereunder are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others. The Manager shall use the same skill and care in the management of the Fund's assets as it uses in the administration of other accounts to which it provides asset management, consulting and portfolio manager selection services, but shall not be obligated to give the Fund more favorable or preferential treatment vis-a-vis its other clients.

         B. Subject to and in accordance with the Declaration of Trust and By-Laws of the Trust and to Section 10(a) of the Investment Company Act, it is understood that Trustees, officers, agents and shareholders of the Trust may be interested in the Manager or its affiliates as directors, officers, employees, agents or stockholders of the Manager or its affiliates; that directors, officers, employees, agents and stockholders of the Manager or its affiliates are or may be interested in the Trust as Trustees, officers, agents, shareholders or otherwise; that the Manager or its affiliates may be interested in the Trust as shareholders or otherwise; and that the effect of any such interests shall be governed by the Investment Company Act.

         5. Fees for Services: Compensation of Portfolio Managers. As the compensation of the Manager for its services under this Agreement, the Trust on behalf of the Fund will pay the Manager monthly in arrears a fee at an annual rate equal to 0.60% of the net asset value of the Fund. The fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly on or before the tenth day of the following calendar month. The daily accruals of the fee will be computed by (i) multiplying the annual percentage rate referred to above by the fraction the numerator of which is one and the denominator of which is the number of days in the year, and (ii) multiplying the product obtained pursuant to clause (i) above by the net asset value of the Fund as determined in accordance with the Trust's Registration Statement as of the previous day on which the Fund was open for business. The foregoing fee shall be prorated for any month during which this Agreement is in effect for only a portion of the month. The Manager will be responsible for the payment of the fees of the Portfolio Managers. As provided in the Portfolio Management Agreements among the Trust on behalf of the Fund, the Manager and each of the Portfolio Managers, the Manager shall have the right to request the Portfolio Managers to direct Fund portfolio transactions giving rise to brokerage commissions for execution to brokers and dealers that provide or make available brokerage and research services (as defined in Section 28(e) of the Securities Exchange Act of 1934) to the Manager.

         6. Liabilities of the Manager.

         A. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Trust, the Fund or to any shareholder of the Trust or the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

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         B. No provision of this Agreement shall be construed to protect any
Trustee or officer of the Trust, or the Manager, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

         7.  Renewal and Termination.

         A. This Agreement shall continue in effect until ___________, 2000, and shall continue in effect thereafter provided such continuance is specifically approved at least annually by (i) the Trust's Board of Trustees or (ii) a vote of a "majority" (as defined in the Investment Company Act) of the Fund's outstanding voting securities, provided that in either event such continuance is also approved by a majority of the Board of Trustees who are not "interested persons" (as defined in the Investment Company Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act and the Rules and Regulations thereunder.

         B.  This Agreement:

         (a) may at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Manager;

         (b) shall immediately terminate in the event of its assignment (as that term is defined in the Investment Company Act); and

         (c) may be terminated by the Manager on sixty (60) days' written notice to the Trust.

         C. Any notice under this Agreement shall be given in writing addressed and delivered or mailed postpaid to the other party to this Agreement at its principal place of business.

         8. Use of Name. The Trust may use the name "Liberty All-Star" only so long as this Agreement remains in effect. If this Agreement is no longer in effect, the Trust (to the extent it lawfully can) shall cease using such name or any other name indicating that the Fund or any other series of the Trust is advised by or otherwise connected with the Manager. The Manager may grant the non-exclusive right to use the name "Liberty All-Star" to any other entity, including any other investment company of which the Manager or any of its affiliates is the investment adviser or distributor.

         9. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         10. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the Commonwealth of Massachusetts.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

                                 LAMCO TRUST I, on its own behalf and on behalf of Liberty All-Star Growth and Income Fund

                                 By: _____________________________________

                                 Title: __________________________________

                                 LIBERTY ASSET MANAGEMENT COMPANY


                                 By: _____________________________________

                                 Title: __________________________________